Exhibit D

EXECUTION VERSION

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Contribution Agreement”), is effective as of May 30, 2014, and is made by and among CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), CenterPoint Energy Southeastern Pipelines Holding, LLC, a Delaware limited liability company (“SEPH”), and Enable Midstream Partners, LP, a Delaware limited partnership (“Enable”).

RECITALS

WHEREAS, on March 14, 2013, CenterPoint Energy, Inc., a Texas corporation (“CNP”), entered into that certain Master Formation Agreement (the “Master Formation Agreement”) with OGE Energy Corp., an Oklahoma corporation, Bronco Midstream Holdings, LLC, a Delaware limited liability company, and Bronco Midstream Holdings II, LLC, a Delaware limited liability company;

WHEREAS, pursuant to the Master Formation Agreement, CNP agreed to cause, among other things, SEPH to transfer an interest in Southeast Supply Header, LLC, a Delaware limited liability company (“SESH”), to Enable, with the remaining interest in SESH to be transferred as set forth in Annex B to the Master Formation Agreement;

WHEREAS, pursuant to the Master Formation Agreement, on May 1, 2013, SEPH transferred a 24.95% interest in SESH to Enable;

WHEREAS, on May 13, 2014, CNP exercised its put right with respect to a 24.95% interest in SESH as set forth in Annex B to the Master Formation Agreement;

WHEREAS, CNP and Enable have determined the “Fair Market Value” and concluded that it is equal to the value of the “Equity Consideration” as those terms are defined in Annex B to the Master Formation Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Master Formation Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1. Contributions and Transfers to Enable.

(a) SEPH hereby CONTRIBUTES, CONVEYS, ASSIGNS, TRANSFERS AND DELIVERS to Enable and its successors and permitted assigns, free and clear of any Encumbrances other than restrictions under applicable securities laws, SEPH’s right, title and interest in and to an undivided 24.95% limited liability company membership interest in SESH (the “SESH Interest”), TO HAVE AND TO HOLD the SESH Interest forever, in exchange for 6,322,457 common units representing limited partner interests in Enable delivered to CERC.

(b) Acceptance of Contributions and Assumption of Liabilities. From and after the date hereof, Enable hereby accepts all right, title and interest in and to the SESH Interest and assumes and agrees to continue to be bound by all of the obligations of SEPH as a member of SESH, with respect to the SESH Interest.

2. Acknowledgement. Concurrently with the execution of this Agreement, Enable shall deliver to SESH an executed Acknowledgement of Limited Liability Company Agreement of Southeast Supply Header, LLC, dated as of February 23, 2009, as amended, substantially in the form attached hereto as Exhibit A.

3. Governing Law. This Contribution Agreement and the rights and obligations of the parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules that require or permit the application of the laws of another jurisdiction.

4. Further Actions. The parties will execute and deliver to each other upon request and without charge such further assignments, deeds, instruments, records or other documents, assurances or things as may be reasonably necessary to give full effect to this Contribution Agreement and the transactions provided herein.

5. Entire Agreement. This Contribution Agreement and the Master Formation Agreement and the annexes and exhibits thereto (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any other person or entity any rights or remedies hereunder.

6. Amendment. This Contribution Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties.

7. Binding Effect; No Assignment. This Contribution Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party shall assign this Contribution Agreement or any rights herein without the prior written consent of the other parties, which may be withheld for any or no reason.

8. Severability. If any term or other provision of this Contribution Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Contribution Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Contribution Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Contribution Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Contribution Agreement are consummated as originally contemplated to the fullest extent possible.

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9. Execution. This Contribution Agreement may be executed in two or more counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one instrument.

10. Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the date first above written.

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ Gary L. Whitlock
Gary L. Whitlock
Executive Vice President and Chief Financial Officer

CENTERPOINT ENERGY SOUTHEASTERN PIPELINES HOLDING, LLC

By:	/s/ Walter L. Fitzgerald
Walter L. Fitzgerald
Senior Vice President

ENABLE MIDSTREAM PARTNERS, LP

By:	Enable GP, LLC, its general partner

By:	/s/ Lynn L. Bourdon, III
Lynn L. Bourdon, III
President and Chief Executive Officer

[Signature Page to Contribution Agreement]

Exhibit A

Acknowledgement of Limited Liability Company Agreement of

Southeast Supply Header, LLC

Reference is hereby made to that certain Limited Liability Company Agreement of Southeast Supply Header, LLC (“SESH”), dated as of February 23, 2009 (as amended, modified and/or supplemented from time to time, the “LLC Agreement”) and the Joinder to Limited Liability Company Agreement (the “Joinder”) of Southeast Supply Header, LLC, dated as of May 1, 2013, by CenterPoint Energy Southeastern Pipelines Holding, LLC, a Delaware limited liability company (“SEPH”), and Enable Midstream Partners, LP (formerly CenterPoint Energy Field Services, LLC), a Delaware limited partnership (“Enable”). Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the LLC Agreement. On May 30, 2014, SEPH Disposed of 24.95% of its Membership Interest to Enable.

The Parent of Assignee is CenterPoint Energy, Inc.

After execution of the Joinder, the Sharing Ratio of SEPH was 25.05% and the Sharing Ratio of Enable was 24.95%. After the Disposition, the Sharing Ratio of SEPH is 0.1% and the Sharing Ratio of Enable is 49.9%, which together total the combined 50% Sharing Ratio of SEPH and Enable immediately prior to the Disposition.

Enable hereby (a) agrees to continue to be bound by all terms and conditions of the LLC Agreement as a “Member” thereunder as set forth in the Joinder, (b) acknowledges that Enable has reviewed a copy of the LLC Agreement, and confirms that the representations and warranties in Section 3.02 of the LLC Agreement are true and correct with respect to Enable; and (c) agrees to pay all reasonable costs and expenses incurred by SESH in connection with the Disposition.

Enable and SEPH represent and warrant (a) that the Disposition to Enable is being made in accordance with all applicable Laws, (b) that no securities law opinion is required in accordance with Section 3.03(b)(iv)(A)(III) because the Disposition is to an Affiliate, and (c) that the Disposition does not violate any Financing Commitment or any other agreement to which the Company is a party.

IN WITNESS WHEREOF, the undersigned has executed this acknowledgement of LLC Agreement as of the date written below.

Date: , 2014	ENABLE MIDSTREAM PARTNERS, LP

By: Enable GP, LLC, its general partner

Notice Address:
One Leadership Square	By:
211 North Robinson Avenue, Suite 950	Name:
Oklahoma City, Oklahoma 73102	Title:
Attention: Chief Financial Officer

Acknowledged by Disposing Member as of the date hereof:	CENTERPOINT ENERGY SOUTHEASTERN PIPELINES HOLDING, LLC

By:
Name:
Title: